Exhibit 10.57

Amendment #4 to the Employment Agreement
Between Thomas Tippl and Activision Blizzard, Inc.

This Amendment #4 to the Employment Agreement (“Amendment #4”) is entered into and is effective as of December 5, 2013, by and between Thomas Tippl (“Employee”) and Activision Blizzard, Inc. (“Employer” or “Activision Blizzard” and, together with its subsidiaries, the “Activision Blizzard Group”).  All capitalized terms shall have the same meaning set forth in the Employment Agreement (as defined below).

RECITALS:

Employee and Activision Publishing, Inc. (a subsidiary of Activision Blizzard) entered into an Employment Agreement dated as of September 9, 2005, which was amended on December 15, 2008, April 15, 2009 (which included the assignment of the Employment Agreement to Activision Blizzard), and March 23, 2010 (collectively, the “Employment Agreement”).

Employee and Employer desire to amend the Employment Agreement in certain respects as set forth herein.

AGREEMENT:

The parties hereby agree to amend the terms of the Employment Agreement.  Except as specifically set forth in this Amendment #4, the Employment Agreement shall remain unmodified and in full force and effect.  If any term or provision of the Employment Agreement is contradictory to, or inconsistent with, any term or provision of this Amendment #4, then the terms of this Amendment #4 shall in all events control.  The amended terms are as follows:

1.                                      Term of Employment:  Paragraph 1 is amended in its entirety to read as follows:

(a)                                 “The new term of your employment under this Employment Agreement (the “Extended Employment Period”) shall be deemed to commence on December 5, 2013 (the “New Effective Date”), and shall expire on April 30, 2016 (the “New Expiration Date”), unless earlier terminated as provided in Paragraph 9 below or as may be extended as provided in Paragraph 1(b) below.

(b)                                 The Employer shall once have the option to extend the Term by up to one year by notifying you in writing of its intent to do so at least six (6) months prior to the New Expiration Date.  The final date of any such extended Term shall thereafter be referred to as the “New Expiration Date” for purposes of this Agreement and the Term shall end on such date (or such earlier date on which your employment is terminated).  Except as otherwise set forth herein, upon the New Expiration Date (or such earlier date on which your employment is terminated) all obligations and rights under this Agreement shall immediately lapse.”

2.                                      Compensation:  Paragraph 2(a) is amended in its entirety to read as follows: “The Employee’s new annual base salary (“Base Salary”) shall be One Million, Two Hundred Fifty Thousand Dollars ($1,250,000), which shall be paid in accordance with the Employer’s payroll policies. Beginning in 2015, your Base Salary shall be reviewed annually at the regular time when the Employer conducts its periodic review of executive base salaries (which currently occurs in the first quarter of each calendar year) and may be increased (but not decreased) by an amount determined by the Compensation Committee of the Board of Directors of Activision Blizzard (“Compensation Committee”), in its sole and absolute discretion (or such other person or entity which may at the applicable time be authorized to make such determinations pursuant to the Employer’s governing documents); provided that the percentage increase shall be no less than an amount equal to the average percentage increase approved in the base salaries of the members of Activision Blizzard’s executive leadership team (i.e. Section16 officers) for that year, excluding for these purposes (i) increases that are required or guaranteed by contract and (ii) increases in base salaries in connection with a promotion or other significant modification in an executive’s duties.”

3.                                      Compensation:  Paragraph 2(e) of the Agreement shall be amended in its entirety to read as follows:  “You may be eligible to receive an annual discretionary bonus (the “Annual Bonus”).  Your target Annual Bonus for each calendar year shall be one hundred and fifty percent 150% of your Base Salary.  In all instances, the actual amount of the Annual Bonus, if any, shall be determined by the Compensation Committee, in its sole and absolute discretion (or such other person or entity which may at the applicable time be authorized to make such determinations pursuant to the Employer’s governing documents), and may be based on, among other things, your overall performance and the performance of all or any portion of the Activision Blizzard Group.  For purposes of evaluating your and the Activision Blizzard Group’s (and/or the applicable portion of the Activision Blizzard Group’s) performance, annual performance objectives shall be determined and evaluated by the Compensation Committee and/or the Board of Directors of Activision Blizzard (or such other person or entity which may at the applicable time be authorized to make such determinations pursuant to the Employer’s governing documents).  Employer agrees that a minimum of 70% of the performance objectives (based on target monetary value) assigned to you shall be the same as the performance objectives assigned to the Chief Executive Officer of Activision Blizzard.  In addition, the Annual Bonus, if any, shall be paid at the same time bonuses for that year are generally paid to other executives, but in no event earlier than the first day of the first month, or later than the 15th day of the third month, of the year following the year to which the Annual Bonus relates.  Except as otherwise set forth herein, you must remain continuously employed by the Activision Blizzard Group through the date on which an Annual Bonus, if any, is paid to be eligible to receive such Annual Bonus.”

4.                                      Compensation.  Paragraph 2(m) is hereby added to the Employment Agreement and shall read as follows:

“(m)                       Subject to the approval of the Compensation Committee, Activision Blizzard shall grant to you an equity award with a total grant value of approximately $25,800,000 as follows:

(i)                                     Activision Blizzard shall grant to you restricted share units, which represent the conditional right to receive shares of Activision Blizzard’s common stock, with a total grant value of approximately $6,000,000 (the “2013 RSU’s”).  The actual number of 2013 RSU’s awarded to you on the grant date shall be equal to $6,000,000 divided by the official closing price of Activision Blizzard’s common stock on the effective date of the grant, as reported by NASDAQ.  The number of shares awarded shall be rounded to the nearest whole number, and Activision Blizzard retains the discretion to modify the methodology for such calculations as it may determine in its sole and absolute discretion.  Finally, one-third of the

2013 RSU’s shall vest on each of March 31, 2015, March 31, 2016, and March 31, 2017, subject to your remaining employed by the Activision Blizzard Group through the applicable vesting date.  The award agreement will be based on Employer’s standard restricted share unit form, which is attached as Exhibit B.

(ii)                                  Activision Blizzard shall grant to you performance-vesting restricted share units (“Tranche I of the 2013 Performance Share Units”), which represent the conditional right to receive shares of Activision Blizzard’s common stock, with a total grant value of approximately $9,000,000. The actual number of Tranche I of the 2013 Performance Share Units awarded to you on the grant date shall be equal to $9,000,000 divided by the official closing price of Activision Blizzard’s common stock on the effective date of the grant, as reported by NASDAQ.  The number of Tranche I of the 2013 Performance Share Units awarded shall be rounded to the nearest whole number, and Activision Blizzard retains the discretion to modify the methodology for such calculations as it may determine in its sole and absolute discretion.  A maximum of up to one-third of Tranche I of the 2013 Performance Share Units (with a value at the time of grant of approximately $3,000,000) shall vest on each of March 31, 2015, March 31, 2016, and March 31, 2017, if, and only if, you are employed by Activision Blizzard through the applicable vesting date and the Compensation Committee determines that the non-GAAP earnings per share conditions set forth in Exhibit C are satisfied with respect to the applicable year.  The percentage of Tranche I of the 2013 Performance Share Units which vest annually, if any, shall be determined as set forth in Exhibit C.

(iii)                               Activision Blizzard shall grant to you performance-vesting restricted share units (“Tranche II of the 2013 Performance Share Units”), which represent the conditional right to receive shares of Activision Blizzard’s common stock, with a total grant value of approximately $5,400,000. The actual number of Tranche II of the 2013 Performance Share Units awarded to you on the grant date shall be equal to $5,400,000 divided by the official closing price of Activision Blizzard’s common stock on the effective date of the grant, as reported by NASDAQ.  The number of Tranche II of the 2013 Performance Share Units awarded shall be rounded to the nearest whole number, and Activision Blizzard retains the discretion to modify the methodology for such calculations as it may determine in its sole and absolute discretion.  A maximum of up to one-third of Tranche II of the 2013 Performance Share Units (with a value at the time of grant of approximately $1,800,000) shall vest each of March 31, 2015, March 31, 2016, and March 31, 2017, if, and only if, you are employed by Activision Blizzard through the applicable vesting date and the Compensation Committee determines that the non-GAAP free cash flow conditions set forth in Exhibit C are satisfied with respect to the applicable year.  The percentage of Tranche II of the 2013 Performance Share Units which vest annually, if any, shall be determined as set forth in Exhibit C.

(iv)                              Activision Blizzard shall grant to you performance-vesting restricted share units (“Tranche III of the 2013 Performance Share Units”), which represent the conditional right to receive shares of Activision Blizzard’s common stock, with a total grant value of approximately $5,400,000. The actual number of Tranche III of the 2013 Performance Share Units awarded to you on the grant date shall be equal to $5,400,000 divided by the official closing price of Activision Blizzard’s common stock on the effective date of the grant, as reported by NASDAQ.  The number of Tranche III of the 2013 Performance Share Units awarded shall be rounded to the nearest whole number, and Activision Blizzard retains the discretion to modify the methodology for such calculations, as it may determine in its sole and absolute discretion.  A maximum of up to one-third of Tranche III of the 2013 Performance Share Units (with a value at the time of grant of $1,800,000) shall vest each of March 31, 2015, March 31, 2016, and March 31, 2017, if, and only if, you are employed by Activision Blizzard through the applicable vesting date and the Compensation Committee determines that the non-GAAP operating income for Blizzard Entertainment, Inc. conditions set forth in Exhibit C are satisfied with respect to the applicable year.  The percentage of Tranche III of the 2013 Performance Share Units which vest annually, if any, shall be determined as set forth in Exhibit C.

Collectively, the 2013 RSU’s, Tranche I of the 2013 Performance Share Units, Tranche II of the 2013 Performance Share Units, and Tranche III of the 2013 Performance Share Units shall be referred to as the “2013 Equity Awards”.  You acknowledge that the grant of the 2013 Equity Awards pursuant to this Paragraph 2(m) is expressly conditioned upon approval by the Compensation Committee, and that the Compensation Committee has discretion to approve or disapprove the grants and/or to determine and make modifications to the terms of the grants.  The 2013 Equity Awards shall be subject to all terms of the equity incentive plan pursuant to which they are granted (the “Incentive Plan”), the Employer’s Executive Stock Ownership Guidelines (including, but not limited to, all of the limitations on equity awards described therein) which are attached as Exhibit D, and the award agreements (attached as Exhibits B & C).  In the event of a conflict between this Agreement and the terms of the Incentive Plan or award agreements, the Incentive Plan or the award agreements, as applicable, shall govern.  These 2013 Equity Awards, if and when approved by the Compensation Committee, shall be in addition to any previous equity incentive awards made to you.”

5.                                      Compensation.  Paragraph 2(n) is hereby added to the Employment Agreement and shall read as follows:

“(n)                           2013 Discretionary Bonus Payment.  The Employer shall provide you with a payment in the amount of $2,000,000 (less applicable taxes and withholdings) via wire transfer as soon as reasonably practicable, and no later than fifteen (15) days, after the execution of this Amendment #4 by both parties.  This payment shall constitute full payment of the discretionary bonus awarded to you by the Compensation Committee on March 6, 2013, and no future payments shall be due pursuant to that discretionary award, as this bonus shall be fully earned by you upon such execution.”

6.                                      Other Benefits:  Paragraph 6 shall be amended to provide that Employee shall be provided during the Extended Employment Period, at Employer’s expense, with a supplemental term life insurance policy with a benefit amount of $9,375,000 through carrier of Activision Blizzard’s choice (in lieu of the $3,000,000 policy currently provided pursuant to Paragraph 6).

7.                                      Use of Defined Terms:  The parties agree that, with respect to the Agreement as amended by this Amendment No. 4, all references to “Restricted Shares” in Paragraph 9 of the Employment Agreement shall be deemed to include the “2013 RSUs” (in addition to the “Restricted Shares” and the “New Restricted Shares” and “RSU’s” referenced in all prior amendments).

8.                                      Termination of Obligations and Post Termination Payments:  The following provision is hereby added as Paragraph 9(e)(ix):  “Compensation paid pursuant to Paragraphs 9(e)(i)-(v) shall also include the following additional payment:  payment in lieu of any vacation accrued under Paragraph 7 but unused as of the Termination Date.  In addition, “Termination Date” for purposes of this Employment Agreement shall mean the effective date of your termination of employment without Cause or pursuant to Paragraphs 9 (a)-(d).”

9.                                      Termination of Obligations and Post Termination Payments:

(i)  The following provision is hereby added as Paragraph 9(e)(vii):  “Severance Conditioned Upon Release.  Certain payments and benefits described in Paragraphs (9)(e)(ii) and (iii) are conditioned upon your or your legal representative’s execution of a waiver and release in a form prepared by the Employer and that release becoming effective and irrevocable in its entirety within 60 days of the Termination Date.  Unless otherwise provided by the Employer, if the release referenced above does not become effective and irrevocable on or prior to the 60th day following the Termination Date, you shall not be entitled to any payments under Paragraphs 9(e)(ii) and 9(e)(iii) other than (x) the Base Salary through the date of your termination, (y) the reimbursement of approved expenses due to you pursuant to Paragraphs 2(h) and 5, and (z) payment in lieu of any vacation accrued under Paragraph 7 but unused as of the Termination Date.”

(ii) The following provision is hereby added as Paragraph 9(e)(viii):  “Termination On New Expiration Date.  In the event your employment terminates on the New Expiration Date, then you shall receive (a) the Base Salary through the New Expiration Date, (b) the reimbursement of approved expenses due to you pursuant to Paragraphs 2(h) and 5, (c) payment in lieu of any vacation accrued under Paragraph 7 but unused as of the New Expiration Date, (d) an amount equal to the Annual Bonus that the Employer determines, in its sole discretion, you would have received in accordance with Section 2(e) for any year that ended prior to the Termination Date had you remained employed through the date such bonus would have been otherwise been paid (in the event that your Termination Date occurs before such bonus would have been paid), and (e) an amount equal to the Annual Bonus that the Employer determines, in its sole discretion, you would have received in accordance with Section 2(e) for the year in which your Termination Date occurs had you had remained employed through the date such bonus would have been paid, multiplied by a fraction, the numerator of which is the number corresponding to the calendar month in which the Termination Date occurs and the denominator of which is 12, where, for purposes of calculating the amount of such bonus, any goals will be measured by actual performance.

10.                               Disposition of Stock Options and Restricted Shares Upon Termination:  Paragraph 9(f) is hereby modified as follows:  The entirety of Paragraph 9(f) (including the heading) is replaced with the following text:  “Disposition of Equity Awards Upon Termination.  The following terms shall apply to the equity awards granted to you during the term of your employment upon termination of your employment as follows:

(i)                                     Termination by the Employer With Cause.  In the event that your employment is terminated by Employer pursuant to Paragraph 9(a), all outstanding equity awards granted to you during the term of your employment shall cease to vest and, whether or not vested, shall no longer be exercisable and shall be cancelled immediately;

(ii)                                  Termination by You if Employer’s Business Is Relocated More Than 25 Miles, by the Employer Without Cause or by the Employer if You Become Disabled.  In the event that your employment is terminated by you pursuant to Paragraph 9(b), or by Employer (x) without Cause, or (y) as a result of your Disability pursuant to Paragraph 9(c), all outstanding equity awards granted to you during the term of your employment shall cease to vest.  All vested RSUs and Performance Share Units shall be paid in accordance with their terms.  Any vested portion of the Option shall remain exercisable until the earlier of (x) thirty (30) days after the Termination Date and (y) the original expiration date of the Option.  Any equity awards granted to you during the term of your employment that are not vested as of your Termination Date will be cancelled immediately;

(iii)                               Termination as a Result of Death.  In the event that your employment is terminated by Employer as a result of your Death pursuant to Paragraph 9(c), all outstanding equity awards granted to you during the term of your employment shall cease to vest.  All vested RSUs and Performance Share Units shall be paid in accordance with their terms.  Any vested portion of the Option shall remain exercisable until the earlier of (x) one (1) year after the Termination Date or (y) the original expiration date of the Option.  Any equity awards granted to you during the term of your employment that are not vested as of your Termination Date will be cancelled immediately; or

(iv)                              Termination on the New Expiration Date.  In the event that your employment terminates on the New Expiration Date, all outstanding equity awards granted to you during the term of your employment shall cease to vest.  All vested RSUs and Performance Share Units shall be paid in accordance with their terms.  Any vested portion of the Option shall remain exercisable until the earlier of (x) thirty (30) days after the Termination Date and (y) the original expiration date of the Option.  Any equity awards granted to you during the term of your employment that are not vested as of your Termination Date will be cancelled immediately.

11.                               Venue and Jurisdiction:  Paragraph 16(h) is hereby modified as follows:  The entirety of Paragraph 16(h) (including the heading) is replaced with the following text:  “Arbitration.  Except as otherwise provided in this Agreement, both parties agree that any dispute or controversy between them will be settled by final and binding arbitration pursuant to the terms of the Dispute Resolution Agreement (attached hereto as Exhibit E).”

12.                               Notices:  Your address in Paragraph 17 is updated to be the address you have previously provided to the Employer.

13.                               Section 280G and Section 162(m):  A new Paragraph 18 is hereby added as follows:  “Notwithstanding anything herein to the contrary, in the event that you receive any payments or distributions, whether payable, distributed or distributable pursuant to the terms of this Agreement or otherwise, that constitute “parachute payments” within the meaning of Section 280G of the Code, and the net after-tax amount of the parachute payment is less than the net after-tax amount if the aggregate payment to be made to you were three times your “base amount” (as defined in Section 280G(b)(3) of the Code), less $1.00, then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will equal three times your base amount, less $1.00.  To the extent the aggregate of the amounts constituting the parachute payments are required to be so reduced, the amounts provided under Paragraph 9 of this Agreement shall be reduced (if necessary, to zero) with amounts that are payable first reduced first; provided, however, that, in all events the payments provided under Paragraph 9 of this Agreement which are not subject to Section 409A shall be reduced first.  Similarly, you agree that no payments or distributions, whether payable, distributed or distributable pursuant to the terms of this Agreement or otherwise, shall be made to you if the Employer reasonably anticipates that Section 162(m) of the Code would prevent the Employer from receiving a deduction for such payment.  If, however, any payment is not made pursuant to the previous sentence, the Employer shall make such payment as soon as practicable in the first calendar year that it reasonably determines that it can do so and still receive a deduction for such payment.  The determinations to be made with respect to this Paragraph 18 shall be made by a certified public accounting firm designated by the Employer.”  The company acknowledges and agrees that the foregoing provision of this Paragraph 13 of this Amendment #4 does not apply to the payment required by Paragraph 5 of this Amendment #4.

14.                               Indemnification:  A new Paragraph 19 is hereby added as follows:  “The Employer agrees that it shall indemnify and hold you harmless to the fullest extent permitted by Delaware law from and against any and all third-party liabilities, costs and claims, and all expenses actually and reasonably incurred by you in connection therewith by reason of the fact that you are or were employed by the Activision Blizzard Group, including, without limitation, all costs and expenses actually and reasonably incurred by you in defense of litigation arising out of your employment hereunder.”

15.  Exhibit A and Related Provisions:  Exhibit A, Paragraph 6 of Amendment #1 and Paragraph 7 of Amendment #2 are all deleted in their entirety.

16.  No Shop Clause:  Paragraph 10 is hereby modified as follows:  In the second line, “120 days,” is replaced with “180 days”.

17.  Performance Termination:  Paragraph 9(d) is deleted in its entirety as well as any other references to “Performance Deficiency,” “Performance Termination” and to Paragraph 9(d), including, without limitation, Paragraph 9(e)(v).

AGREED AND ACCEPTED:

Employer		Employee

ACTIVISION BLIZZARD, INC.

By:	/s/ Chris B. Walther	/s/ Thomas Tippl
Chris B. Walther		Thomas Tippl

Date:	January 15, 2014	Date:	January 15, 2014